RESULTS OF SHAREHOLDER VOTES

The Annual Meeting of Shareholders of the Fund was held on September 29, 2009. At this meeting, shareholders voted on the election of trustees.

With regard to the election of the following trustee by common shareholders of the Fund:

                                            # of Shares
                          ---------------------------------------------
                          In Favor        Against           Withheld
-----------------------------------------------------------------------
Tracy V. Maitland         20,540,912      591,981           401,155


With regard to the election of the following trustee by preferred shareholders of the Fund:

                                            # of Shares
                          ---------------------------------------------
                          In Favor        Against           Withheld
-----------------------------------------------------------------------
Ronald A. Nyberg          5,056           1,009             82

The other trustees of the Fund whose terms did not expire in 2009 are Randall C. Barnes, Daniel L. Black, Derek Medina, Gerald L. Seizert, and Michael A. Smart.